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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX CLOSES ON SALE OF STANDARD PUBLISHING BUSINESS

Company Completes Second Major Sale in Divestiture
of Consumer Group Businesses

SALEM, NH – July 6, 2006 . . . . Standex International Corporation (NYSE:SXI) today announced that it has sold its Standard Publishing business to Standard Publishing Group LLC, an affiliate of The Wicks Group of Companies, L.L.C. (“Wicks”), a New York-based private equity firm, in an all-cash transaction.  Terms of the transaction were not disclosed.  The Company expects to record a gain on the sale of Standard Publishing in the first quarter of fiscal 2007 ending September 30, 2006.1

“The sale of Standard Publishing marks a significant step in the divestiture of the Consumer Group businesses which we announced earlier this fiscal year.   Divestiture of the Consumer Group is a key element in the implementation of our Focused Diversity strategy,” said Roger Fix, president and chief executive officer.  “The successful implementation of this strategy will allow us to fully allocate our resources to those businesses that provide us with the greatest prospects for profitable growth.  We expect to achieve increased levels of synergies within our operating groups, enhance our leadership positions in the markets we serve, and acquire companies that provide additional opportunities for top and bottom line growth in our core business segments.1”

Wicks is a private equity firm that invests in selected segments of the communications, information and media industries.

Standard Publishing is a recognized leader in providing Christian resources and publications for families, churches, schools and religious organizations.  The company markets its products through a number of sales channels, including Christian bookstores, general bookstores and mass retailers.

About Standex

Standex International Corporation is a multi-industry manufacturer in four broad business segments:  Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, and Engraving Group and with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China.  For additional information, visit the company’s website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the mergers and acquisitions market generally, along with changes in the general domestic and international economic conditions, market demand, heightened competition in the markets targeted for growth by the company, the inability to achieve the synergies contemplated by the company, as well as the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2005, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management’s estimates change.